Exhibit 99.1

Investor Contact:	Don Washington	News Release
	Director, Investor Relations and	EnPro Industries
	Corporate Communications	5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Fax: 704-731-1511
Email:	don.washington@enproindustries.com	www.enproindustries.com
EnPro Industries Agrees to Sell Quincy Compressor
to the Atlas Copco Group
CHARLOTTE, N.C., December 18, 2009 — EnPro Industries (NYSE: NPO) announced today that it has entered into an agreement to sell Quincy Compressor to the Atlas Copco Group for approximately $190 million in cash. The company expects the transaction to close in the first quarter of 2010, pending regulatory approval.
“We are very pleased to have reached this agreement,” said Steve Macadam, president and chief executive officer of EnPro. “Atlas Copco is one of the world’s premier air compressor companies, and therefore, a more logical owner for Quincy. As part of Atlas Copco, we are confident Quincy will have even greater opportunity for long-term success.”
“The proceeds from this transaction will enable EnPro to grow in core areas where we hold stronger and more competitive market positions and have a larger set of viable options,” said Macadam. “The cash from this sale will allow us to continue to fund internal growth initiatives across all of our operations while we pursue acquisitions that expand the markets served and products offered by Garlock, Stemco and CPI. These businesses hold leading market shares, have a significant exposure to the aftermarket, and offer us greater opportunities to create value, both for our customers and our shareholders. In fact, we are nearing completion of our due diligence review on acquisitions for two of these businesses, and we expect to close the transactions in the near term.”
EnPro expects to record a pre-tax gain of approximately $140 million on the sale of Quincy in the first quarter of 2010. Quincy, whose results are reported in EnPro’s Engineered Products segment, had sales of $174 million for the full year of 2008. The business has approximately 400 employees at facilities in Bay Minette, Alabama; Quincy, Illinois; Dixon, California; and Kunshan, China.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that EnPro may be unable to complete the proposed sale of Quincy Compressor, or the acquisition of any of the businesses referred to above, on the contemplated terms or within the expected time periods referred to above, or at all; the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2008, and the Form 10-Q for the quarter ended March 31, 2009, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
Atlas Copco is a world leading provider of industrial productivity solutions. The products and services range from compressed air and gas equipment, generators, construction and mining equipment, industrial tools and assembly systems, to related aftermarket and rental.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems and components, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.